Exhibit 10.5


                             PARTICIPATION AGREEMENT
                             -----------------------

     This Participation Agreement is made and effective as of the 20th day of September, 2005 between the following parties:

     Calibre Energy, Inc.  (hereafter "Calibre")
     1825 I Street NW
     Washington, DC 20006

     KEROGEN Energy, Inc.  (hereafter "Kerogen")
     Ashford Crossing II
     1880 Dairy Ashford South, Suite 545
     Houston, Texas 77077

     WHEREAS, Kerogen is in the business of generating oil and gas prospects;

     WHEREAS, Calibre is willing to fund the generation of shale gas prospects by Kerogen and exploit such prospects with Kerogen on the terms set forth herein.

     NOW THEREFORE, the Parties, intending to be legally bound, agree as follows:

                                       I.
                             Generation of Prospects
                             -----------------------

     1.01 Kerogen will generate or identify in the market an initial shale gas Prospect in that portion of the Williston Basin, as delineated on the attached plat Exhibit "A" (Williston Basin) in general accordance with the proposal set forth in Exhibit "B" attached hereto.

     1.02 Kerogen may generate additional shale gas Prospects within the Williston Basin. Any such additional "Prospects" generated by Kerogen during the term hereof shall be offered to Calibre on the terms and conditions set forth in this Agreement.

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


                                       II.
                          Generation Funding by Calibre
                          -----------------------------

     2.01 Calibre will pay Kerogen the sum of $638,600 (plus approved third party expenses) for generation of shale gas prospects within the Williston Basin, with the payments to be made as follows: $350,000 on August 15, 2005; $200,000 on or before October 15, 2005 and the balance to be paid upon completion of the generation of a Prospect as per the attached Exhibit "B".

                                      III.
                                Calibre Election
                                ----------------

     3.01 All Prospects generated, identified or acquired by Kerogen, in the Williston Basin, during the Term of this Agreement shall be offered to Calibre. Calibre will have the opportunity to participate in the Prospect for 30% of the interest available to Kerogen at the time of the Prospect Meeting. In the event either party, or an affiliate of either party, makes an acquisition in which all or a portion the assets are located within the boundaries of the Williston Basin as depicted on Exhibit "A" that acquisition and all lands information and production will be excluded from the terms of this Agreement, if the total consideration to make the acquisition is excess of twenty million dollars ($20,000,000).

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     3.02 Once a  Prospect  is  generated  by Kerogen as per  Exhibit  "B",  the
Prospect (with studies) will be presented in writing to Calibre, and within thirty (30) days there from, the parties will convene a meeting to discuss the Prospect and a budget for the Prospect ("Prospect Meeting"). All material presented by Kerogen at the Prospect Meeting will be considered "Intellectual Property". It is also anticipated that during the Term of this Agreement Kerogen will identify projects being developed by third parties, or propose to acquire interests in projects which are already in the market. If Kerogen evaluates any of these opportunities that it considers prospective, it may call a Prospect Meeting (Note: if the opportunity is time sensitive to the degree that it may not be available later, Kerogen may request a Prospect Meeting to occur within 48 hours) to present the opportunity to Calibre. For purposes of this Agreement, such opportunity will also be referred to and be considered a Prospect. Within fifteen (15) days from the Prospect Meeting, Calibre must elect in writing to participate in the Prospect on the terms contained in this Agreement, or forfeit all rights to such Prospect to Kerogen. Time is of the essence in Calibre exercising its rights under this P. 3.02; failure to respond in writing within the time provided shall be deemed an election not to participate. In the event Calibre accepts the Prospect, it will be committing to 30% of Kerogen's actual, total costs to acquire and develop the Prospect. All interpretive materials created by Kerogen and presented at the Prospect Meeting ("Intellectual Property"), shall remain the sole property of Kerogen until the Initial Test Well has been drilled and evaluated in any given Prospect. Thereafter Calibre will have earned a non exclusive license in the Intellectual Property for each Prospect in which it participates. Calibre shall treat all Intellectual Property provided to it by Kerogen as confidential. The parties will execute a binding confidentiality agreement at the Prospect Meeting. Should Calibre elect not to participate in any Prospect presented by Kerogen, it agrees to keep all information provided at the Prospect Meeting confidential and further agrees not to acquire any leases or rights to property within the Contract Area designated by Kerogen for the Prospect for 2 years from the date the Prospect Meeting. Should Calibre or any affiliate acquire such interests, it agrees to assign such interests to Kerogen upon written request, at no cost.

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                                       IV.
                          Leasing / Acquisition Program
                          -----------------------------

     4.01 Once a Prospect is generated, approved and accepted by Calibre, the parties shall immediately define in writing an Area of Mutual Interest (AMI) and Contract Area around the geographic boundaries of the Prospect for the acquisition of oil and gas leases. Any party acquiring an interest within the AMI during the term of this agreement will offer the other party that other party's percentage interest and if that party accepts by agreeing to pay its percentage interest of actual costs then the ownership of any leases or properties acquired by either party within the Contract Area will be owned:

     Calibre 30% (Subject to Kerogen 10% Carried Interest)
     Kerogen 70%

Thereafter, the parties shall initiate a leasing program to lease (or farm-in) a block of prospective acreage within the Contract Area. The parties shall endeavor to lease between 10,000 and 20,000 acres (or such additional acreage as may be reasonable). In the event the Prospect is to be acquired by an acquisition or earned under a farmout or participation arrangement, then Kerogen will take such actions as are necessary to effect such transaction. Kerogen will take title in its name, to either the leases or contractual rights as is necessary to implement the plan set forth in the Prospect Meeting. At such time as Calibre has participated in the Operations necessary to test the Prospect by drilling as discussed in the Operations section below, Kerogen will prepare and deliver recordable assignments to effectively convey 90% of 30% of its interest in the drill site spacing unit for such well. Kerogen will reserve all rights not conveyed in such assignments. Kerogen will either participate for, or secure additional participants for 70% of its interest. In the event Kerogen is not able to place all or a portion of the remaining 70%, it will offer that interest to Calibre on the same terms as the 30% (adjusted proportionately to the interest so accepted by Calibre), if Calibre accepts the additional interest the parties will proceed to develop the Prospect with the necessary adjustments being made to this Agreement. In the event the entire interest cannot be placed, either with Calibre, Kerogen or third parties the Prospect will be treated as not accepted and the Parties will not pursue it. The 10% of 30% reserved to Kerogen is a carried working interest that will bear none of the drilling nor completion costs in any of the wells drilled on any of the Prospects.

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     4.02 Calibre will fund 30% of all of Kerogen's actual costs for leasing and acquisition activities related to the Prospect. Kerogen may provide Calibre with a cash call representing Kerogen's estimate of costs and expenses to be incurred during the next succeeding calendar month. Calibre agrees to pay such cash call invoice within 10 business days of receipt. In the event Calibre shall fail to pay either an actual invoice or a cash call as provided hereunder, Kerogen may tender a default notice in writing; if within thirty days of said notice the payment is not received, Kerogen may elect to hold Calibre non-consent as provided for under the Operating Agreement, or Kerogen may deem that such default is an election to reject the Prospect, if drilling has not yet commenced thereon. Calibre will have rights to audit the invoices pursuant to the Operating Agreement, should it dispute any invoice.

     4.03 Kerogen will be responsible for overseeing and directing the leasing or acquisition program. Calibre will be consulted on both the budget and terms being accepted for the leases and contracts being secured in the Contract Area. Should either party want to acquire a lease, the terms of which the other party does not want to accept, it shall have the right to do so. If such lease is acquired for those terms, then that lease shall be excluded from the contract area of the Operating Agreement described in Article VI. Calibre will have full rights to access the lease and title data within any Prospect to assure itself that title and environmental conditions of the properties being acquired are acceptable to Calibre. Calibre is hereby waiving any claims of action it may have against Kerogen as Kerogen performs its duties and carries out its obligations hereunder, unless Kerogen is grossly negligent or performs acts of willful misconduct. Any assignment(s) delivered pursuant to the terms of this Agreement will be without warranty of title except by through and under Kerogen.

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                                       V.
                                Kerogen Election
                                ----------------

     5.01 Kerogen shall have the right and option at any time to exchange the 10% carried interest reserved above to a proportionately reserved 3% overriding royalty interest, proportionately reduced to the Calibre 30% working interest.

                                       VI.
                                   Operations
                                   ----------

     6.01 Once a Prospect is accepted, the parties will enter into a Joint Operating Agreement as described in P. 6.02. The Contract Area of which will be defined in the Prospect Meeting. Kerogen will be carried for 10% working interest (proportionately reduced to Calibre's interest) through the tanks in all wells drilled within the Contract Areas, during the term of the Joint Operating Agreement for that Contract Area. Kerogen or a mutually acceptable third party will be designated as the Operator for the Contract Area for any Prospects.
     6.02 All operations shall be conducted under the 1982 A.A.P.L. Model Form Operating Agreement (Operating Agreement). Each Contract Area shall have a separate Operating Agreement signed by the parties. In lieu of non-consent penalties in the Operating Agreement, should Calibre not timely elect to participate in a subsequent well, it shall be deemed to have relinquished its interest in the well and all leasehold acreage not previously assigned within the Contract Area to Kerogen.

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


                                      VII.
                                      Term
                                      ----

     7.01 This Agreement shall continue for a Term expiring September 20th, 2007. (The term of the Operating Agreement(s) referenced in P. 6.02 shall be as set forth in each Operating Agreement).

                                      VIII.
                                 No Partnership
                                 --------------

     8.01 This Agreement does not create, and is not intended to create, a partnership or joint venture between the parties, or a fiduciary or special relationship between the parties.

                                       IX.
                            Limitation of Assignment
                            ------------------------

     Without the prior written consent of the other Party, the rights and privileges of this Agreement, or any Prospect, or rights to any Contract Area generated pursuant to the terms hereof, may not be shown or sold by any party. Such consent may not be unreasonably withheld. This Limitation of Assignment provision will terminate upon the completion of the first well for each Contract Area as to that Contract Area. Any Assignment of any interest acquired pursuant to the terms of this Participation Agreement will be made specifically subject to the terms and provisions of this Participation Agreement.

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


                                       X.
                         Entire Agreement and Amendments
                         -------------------------------

         9.01 This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, and supersedes all other agreements written or oral between the parties with respect to such subject matter. This Agreement may not be changed, modified or amended except by a written agreement between the Parties, which specifies that it amends this Agreement.

                                       XI.
                                   Arbitration
                                   -----------

     10.01 Any disputes arising out of or related to this Agreement must be arbitrated in accordance with the rules for commercial arbitration disputes for the American Arbitration Association.

                                      XII.
                                     Notice
                                     ------

     11.01 All notices authorized or required to be given pursuant to this Agreement shall be in writing and may be delivered by hand, mailed by first class airmail, sent by telecommunication, or overnight delivery to the address set forth in this Agreement.

     The notice shall be deemed to have been given and received:

     a. if delivered, on the day on which it was delivered, excluding Saturdays, Sundays and statutory holidays; or

     b.   if mailed, on the days received, or

     c. if sent by telecommunication, on the first business day following the day it was dispatched.

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     A party may change its  address  for the  receipt of notices at any time by giving written notice thereof to the other party.


                                      XII.
                             Counterpart Execution
                             ---------------------

     This Agreement may be executed in multiple counterparts.


CALIBRE Energy, Inc.
By:    /s/ Edward L. Moses
   ---------------------------
     Edward L. Moses,
     Sr. VP of Operations


KEROGEN RESOURCES, Inc.
By:    /s/ Thomas Harris
   ---------------------------
     Thomas Harris
     President

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